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                                                                Exhibit (a)(6)


                           Millennium Funding III LLC

                                January 26, 2000

Re:   Offer to Purchase Units of Limited Partnership Interest in
      High Equity Partners L.P.-Series 86

Dear Limited Partners:

Enclosed please find a check representing our payment for units we purchased from you pursuant to our Offer. Since the Offer was oversubscribed, we purchased approximately 46.94% of the units which you tendered to us.

For additional information, contact Georgeson Shareholder Communications Inc., the Information Agent for the offer, at (800) 223-2064.

Sincerely,

Millennium Funding III LLC